Exhibit 99.1

Rica Foods, Inc. Announces Letter of Intent with Industrias Avícolas Integradas, S.A. (Indavinsa)

MIAMI, FL. June 25, 2004. Rica Foods, Inc. (AMEX: RCF) announced today that it has entered into a non-binding letter of intent with Industrias Avícolas Integradas, S.A. (“Indavinsa”) regarding an investment in or acquisition of Indavinsa. In Nicaragua, Indavinsa is the fourth largest producer of broiler products, and the third largest producer of animal feed products.

Pursuant to the letter of intent, Rica has been granted the exclusive right for six months to negotiate with Indavinsa regarding an investment in or acquisition of Indavinsa.

Rica has previously considered investments in Indavinsa and Rica’s interest in Indavinsa has been rekindled as a result of, among other things:

•	The projected effects of the Free Commerce Treaty among various Central American countries and the United States of America;

•	Indavinsa’s improved operating performance; and

•	An expansion of Rica’s financial resources.

Under the letter of intent, Indavinsa has agreed for a period of six months to, among other things (i) provide Rica audited financial statements; (ii) disclose to Rica any requested information regarding its business, operations, licenses, assets, debts and liabilities; (iii) continue its operations in good faith by maintaining the quality and good performance shown in the past; and (iv) refrain from entering into any agreement to sell, dispose or transfer its business, assets or controlling shares, with any party other than Rica.

There can be no assurances that Rica and Indavinsa will ever agree to consummate any form of transaction and, if a transaction is consummated, the timing of such transaction.

Words such as expects, anticipates, intends, plans, believes, seeks, estimates, should and variations of those words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements made by the Company and its management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligations to update or review any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company’s results, reference is made to the Company’s registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information contact us at (305) 858-9480, or email: mmarenco@ricafoods.com.